Exhibit 11
                           JAMES RIVER CORPORATION
                                 of Virginia
                               AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER SHARE (a)
                 For the Three Years Ended December 26, 1993
                    (in thousands, except per share data)


                                                  Year Ended
                                       December     December    December
PRIMARY                                26, 1993     27, 1992    29, 1991
Net income (loss)                     $   (346)   $(427,340)     $78,291

Less preferred stock dividend
  requirements (b)                     (32,822)     (26,494)    (24,613)

Net income (loss), as adjusted for
  the primary calculation             $(33,168)   $(453,834)     $53,678

Weighted average number of common
  shares and common share
  equivalents:

  Common shares outstanding              81,610       81,559      81,400

  Issuable upon exercise of out-
    standing stock options and
    pursuant to a deferred stock
    award plan                            1,529        1,048       2,475

  Less assumed acquisition of
    common shares, using proceeds
    from stock options and a defer-
    red stock award plan, under the
    treasury stock method               (1,253)        (851)     (2,016)

                                         81,886       81,756      81,859

Primary earnings (loss) per share         $(.40)      $(5.55)       $.66

(a) See Note 1 of Notes to Consolidated Financial Statements in the 1993 Annual Report.

(b) See Note 14 of Notes to Consolidated Financial Statements in the 1993 Annual Report.

                           JAMES RIVER CORPORATION
                                 of Virginia
                               AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER SHARE (a)
                 For the Three Years Ended December 26, 1993
                    (in thousands, except per share data)


                                                   Year Ended
                                       December     December    December
FULLY DILUTED                          26, 1993     27, 1992    29, 1991
Net income (loss)                      $   (346)   $(427,340)    $78,291

Less preferred stock dividend
  requirements (b)                      (32,822)     (26,494)    (24,613)

Net income (loss), as adjusted for
  the fully diluted calculation        $(33,168)   $(453,834)    $53,678

Weighted average number of common
  shares and common share
  equivalents:

  Common shares outstanding              81,610       81,559      81,400

  Issuable upon exercise of out-
    standing stock options and
    pursuant to a deferred stock
    award plan                            1,674        1,048       2,484

  Less assumed acquisition of
    common shares, using proceeds
    from stock options and a defer-
    red stock award plan, under the
    treasury stock method                (1,369)        (851)     (2,013)

                                         81,915       81,756      81,871

Fully diluted earnings (loss)
  per share                               $(.40)      $(5.55)       $.66

(a) See Note 1 of Notes to Consolidated Financial Statements in the 1993 Annual Report.

(b) See Note 14 of Notes to Consolidated Financial Statements in the 1993 Annual Report.

                                      E-11